JANUS INTERNATIONAL GROUP REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

Delivered 9.8% Organic Revenue Growth

Grew Net Income to $26.0 Million, or EPS of $0.18 Per Diluted Share, with Adjusted EPS of $0.18

Delivered a 37% Year-over-Year Increase in Adjusted EBITDA to $61.2 Million

Adjusted EBITDA Margin Improvement of Approximately 480 Basis Points Year-over-Year

Reduced Net Leverage by 0.4x to 2.4x, Year-to-Date

Raises Full-year 2023 Revenue and Adjusted EBITDA Guidance

TEMPLE, GA, May 11, 2023 – Janus International Group, Inc. (NYSE: JBI) (“Janus” or the “Company”), a leading provider of cutting-edge access control technologies and building product solutions for the self-storage and other commercial and industrial sectors, today announced financial results for the first quarter ended April 1, 2023.

First Quarter 2023 Highlights

•Revenues of $251.9 million, a 9.8% increase compared to $229.5 million for the first quarter of 2022, driven primarily by strong performance in Restore, Rebuild & Replace (“R3”) up 26.9%, as well as modest increases in New Construction and Commercial and Other.

•Net income was $26.0 million, or $0.18 per diluted share, compared to a $19.7 million, or $0.13 per diluted share in the first quarter of 2022.

•Adjusted Net Income (defined as Net Income plus the corresponding tax-adjusted add-backs shown in the Adjusted Net Income reconciliation tables below) was $26.4 million, up 31.6% compared to $20.1 million in the first quarter of 2022. Adjusted Net Income per diluted share was $0.18, compared to $0.14 per diluted share in the prior year quarter.

•Adjusted EBITDA of $61.2 million, a 37.0% increase compared to $44.7 million for the first quarter of 2022, driven by increased revenue primarily in the R3 sales channel, partially offset by incremental general and administrative expenses. Adjusted EBITDA as a percentage of revenues was 24.3%, an increase of approximately 480 basis points from the prior year period due primarily to increased revenue from commercial actions taken in 2022, partially offset by inflationary increases in raw materials, increased labor costs and increases in personnel as we work to scale the business for continued growth including additional investments in Nokē.

•Operating cash flow of $50.2 million compared to $24.8 million in the first quarter of 2022. Free cash flow was $44.2 million compared to $21.9 million in the first quarter of 2022, representing a trailing twelve-month free cash flow conversion of 88% of Adjusted Net Income.

•Quarter-end net leverage ratio of 2.4x – a decrease of 1.9x from the first quarter of 2022 and 0.4x from the fourth quarter of 2022, with continued focus on maintaining leverage within our target range of 2.0x - 3.0x.

Ramey Jackson, Chief Executive Officer, stated, “Continued strong demand from our customers and a focus on cost control resulted in a solid start to 2023. We generated year-over-year revenue growth across all sales channels with particular strength in our R3 segment, drove a 480-basis point improvement in our margins, and once again generated strong cash flows. Our outstanding performance resulted in another step change improvement in net leverage, which decreased nearly a half turn in the quarter to 2.4x and now sits comfortably within our long-term target range.”

Mr. Jackson continued, “Despite recent macroeconomic volatility, we see strong fundamentals in our end markets, particularly in self-storage. Our market-leading products and suite of solutions offerings continue to make us the partner of choice for our customers as they drive additional investment in existing facilities and new construction. Our robust cash generation profile situates us well to drive share gains and additional margin improvements as we continue to invest in our growth strategy. Based on our strong first quarter results and outlook for the balance of the year, we are pleased to raise our full year 2023 revenue and adjusted EBITDA guidance.”

2023 Financial Outlook:

Based on the Company’s current business outlook, Janus is raising full-year 2023 guidance as follows:

•Revenue in a range of $1.06 billion to $1.08 billion, up from the previous range of $1.05 billion to $1.07 billion. The new range represents a 5.0% increase at the midpoint as compared to 2022 levels.
•Adjusted EBITDA in a range of $253 million to $278 million, up from the previous range of $250 million to $275 million. The new range represents a 17.0% increase at the midpoint as compared to 2022 levels.

The estimates set forth above were prepared by the Company’s management and are based upon a number of assumptions. See “Forward-Looking Statements.” The Company has excluded a quantitative reconciliation with respect to the Company’s 2023 guidance under the “unreasonable efforts” exception in Item 10(e)(1)(i)(B) of Regulation S-K. See "Non-GAAP Financial Measures" below for additional information.

About Janus International Group

Janus International Group, Inc. (www.JanusIntl.com) is a leading global manufacturer and supplier of turn-key self-storage, commercial and industrial building solutions, including: roll-up and swing doors, hallway systems, relocatable storage units and facility and door automation technologies. The Janus team operates out of several U.S. locations and six locations internationally.

Conference Call and Webcast

The Company will host a conference call and webcast to review first quarter results, discuss recent events and conduct a question-and-answer session on Thursday, May 11, 2023, at 10:00 a.m. Eastern time. The live webcast and archived replay of the conference call can be accessed on the Investors section of the Company’s website at www.janusintl.com. For those unable to access the webcast, the conference call will be accessible domestically or internationally, by dialing 1-877-407-0789 or 1-201-689-8562, respectively. Upon dialing in, please request to join the Janus International Group First Quarter 2023 Earnings Conference Call. To access the replay of the call, dial 1-844-512-2921 (Domestic) and 1-412-317-6671 (International) with pass code 13738318.

Forward Looking Statements

Certain statements in this communication, including the estimated guidance provided under “2023 Outlook” herein, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this communication are forward-looking statements, including, but not limited to statements regarding Janus’s belief regarding the demand outlook for Janus’s products and the strength of the industrials markets. When used in this communication, words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions, as they relate to the management team, identify forward-looking statements. Such forward-looking statements are based on the current beliefs of Janus’s management, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. In addition to factors previously disclosed in Janus’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (i) risks of the self-storage industry; (ii) the highly competitive nature of the self-storage industry and Janus’s ability to compete therein; (iii) litigation, complaints, and/or adverse publicity; (iv) cyber incidents or directed attacks that could result in information theft, data corruption, operational disruption and/or financial loss; and (v) the risk that the demand outlook for Janus’s products may not be as strong as anticipated. There can be no assurance that the events, results, trends or guidance regarding financial outlook identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Janus is not under any obligation and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Janus and is not intended to form the basis of an investment decision in Janus. All subsequent written and oral forward-looking statements concerning Janus or other matters and attributable to Janus or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above and under the heading “Risk Factors” in Janus’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as updated from time to time in amendments and its subsequent filings with the SEC

Non-GAAP Financial Measures

Janus uses measures of performance that are not required by or presented in accordance with GAAP in the United States. Non-GAAP financial performance measures are used to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis.
Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures used by Janus to evaluate its operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, Janus believes Adjusted EBITDA and Adjusted Net Income provide useful information to investors and others in understanding and evaluating Janus’s operating results in the same manner as its management and board of directors and in comparison with Janus’s peer group companies. In addition, Adjusted EBITDA and Adjusted Net Income provide useful measures for period-to-period comparisons of Janus’s business, as they remove the effect of certain non-recurring events and other non-recurring charges, such as acquisitions, and certain variable or non-recurring charges. Adjusted EBITDA is defined as net income excluding interest expense, income taxes, depreciation expense, amortization, and other non-operational, non-recurring items. Adjusted Net Income is defined as net income plus the corresponding tax-adjusted add-backs shown in the Adjusted EBITDA reconciliation.
Please note that the Company has not provided the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, for the Adjusted EBITDA forward-looking guidance for 2023 included in this communication in reliance on the "unreasonable efforts" exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. Providing the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, cannot be done without unreasonable effort due to the inherent uncertainty and difficulty in predicting certain non-cash, material and/or non-recurring expenses or benefits, legal settlements or other matters, and certain tax positions. Because these adjustments are inherently variable and uncertain and depend on various factors that are beyond the Company's control, the Company is also unable to predict their probable significance. The variability of these items could have an unpredictable, and potentially significant, impact on our future GAAP financial results.
Adjusted EBITDA and Adjusted Net Income should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA and Adjusted Net Income rather than net income (loss), which is the nearest GAAP equivalent of Adjusted EBITDA and Adjusted Net Income. These limitations include that the non-GAAP financial measures: exclude depreciation and amortization, and although these are non-cash expenses, the assets being depreciated may be replaced in the future; do not reflect interest expense, or the cash requirements necessary to service interest on debt, which reduces cash available; do not reflect the provision for or benefit from income tax that may result in payments that reduce cash available; exclude non-recurring items (i.e., the extinguishment of debt); and may not be comparable to similar non-GAAP financial measures used by other companies, because the expenses and other items that Janus excludes in the calculation of these non-GAAP financial measures may differ from the expenses and other items, if any, that other companies may exclude from these non-GAAP financial measures when they report their operating results. Because of these limitations, these non-GAAP financial measures should be considered along with other operating and financial performance measures presented in accordance with GAAP.

Janus International Group, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands)

	Three Months Ended
	April 1, 2023	April 2, 2022
	(Unaudited)	(Unaudited)
REVENUES
Product revenues	$209,664	$197,306
Service revenues	42,240	32,214
Total revenues	251,904	229,520
Product cost of revenues	120,068	128,560
Service cost of revenues	31,903	24,390
Cost of Revenues	151,971	152,950
GROSS PROFIT	99,933	76,570
OPERATING EXPENSE
Selling and marketing	14,821	13,349
General and administrative	34,100	28,106
Operating Expenses	48,921	41,455
INCOME FROM OPERATIONS	51,012	35,115
Interest expense	(15,998)	(8,775)
Other expense	(15)	(29)
INCOME BEFORE TAXES	34,999	26,311
Provision for Income Taxes	9,017	6,607
NET INCOME	$25,982	$19,704
Other Comprehensive Income (Loss)	692	(516)
COMPREHENSIVE INCOME	$26,674	$19,188
Net income attributable to common stockholders	$25,982	$19,704
Weighted-average shares outstanding, basic and diluted
Basic	146,703,894	146,561,717
Diluted	146,751,901	146,832,889
Net income (loss) per share, basic and diluted
Basic	$0.18	$0.13
Diluted	$0.18	$0.13

Janus International Group, Inc.
Consolidated Balance Sheets
(In thousands)

	April 1,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current Assets
Cash	$69,639	$78,373
Accounts receivable, less allowance for credit losses; $4,652 and $4,549, at April 1, 2023 and December 31, 2022, respectively	149,758	155,397
Costs in excess of billing on uncompleted contracts	40,992	39,251
Inventory, net	64,769	67,677
Prepaid expenses	8,354	9,098
Other current assets	4,450	13,381
Total current assets	$337,962	$363,177
Right-of-use assets, net	43,961	44,305
Property and equipment, net	46,005	42,083
Intangible assets, net	397,276	404,385
Goodwill	368,363	368,204
Deferred tax asset, net	46,601	46,601
Other assets	1,740	1,863
Total assets	$1,241,908	$1,270,618
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	58,545	52,268
Billing in excess of costs on uncompleted contracts	18,311	21,445
Current maturities of long-term debt	8,649	8,347
Accrued expenses and other current liabilities	61,366	70,551
Total current liabilities	$146,871	$152,611
Long-term debt, net	649,818	699,850
Deferred tax liability, net	1,909	1,927
Other long-term liabilities	39,704	40,944
Total liabilities	$838,302	$895,332
STOCKHOLDERS’ EQUITY
Common Stock, 825,000,000 shares authorized, $0.0001 par value, 146,744,164 and 146,703,894 shares issued and outstanding at April 1, 2023 and December 31, 2022, respectively	15	15
Treasury stock, at cost, 18,520 and zero shares as of April 1, 2023 and December 31, 2022, respectively	(183)	—
Additional paid-in capital	283,744	281,914
Accumulated other comprehensive loss	(4,105)	(4,796)
Retained earnings	124,135	98,153
Total stockholders’ equity	$403,606	$375,286
Total liabilities and stockholders’ equity	$1,241,908	$1,270,618

Janus International Group, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	April 1, 2023	April 2, 2022
	(Unaudited)	(Unaudited)
Cash Flows Provided By Operating Activities
Net income	$25,982	$19,704
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	2,180	1,857
Reduction in carrying amount of right-of-use assets	1,485	1,319
Change in inventory obsolescence reserve	(304)	—
Amortization of intangibles	7,416	7,225
Deferred finance fee amortization	1,346	912
Provision for losses on accounts receivable	102	975
Share based compensation	1,830	600
Loss on extinguishment of debt	—	103
Loss on sale of equipment	6	—
Undistributed losses (earnings) of affiliate	58	(22)
Changes in operating assets and liabilities
Accounts receivable	5,826	(12,727)
Costs in excess of billings on uncompleted contracts	(1,644)	(7,165)
Prepaid expenses and other current assets	9,652	(1,285)
Inventory	3,310	(7,630)
Accounts payable	6,168	10,375
Billing in excess of costs on uncompleted contracts	(3,294)	4,847
Accrued expenses and other current liabilities	(8,471)	4,647
Other assets and long-term liabilities	(1,402)	1,042
Net Cash Provided By Operating Activities	$50,246	$24,777
Cash Flows Used In Investing Activities
Proceeds from sale of equipment	$17	$—
Purchases of property and equipment	(6,070)	(2,880)
Cash paid for acquisitions, net of cash acquired	(1,002)	—
Net Cash Used In Investing Activities	$(7,055)	$(2,880)
Cash Flows Used In Financing Activities
Payments on line of credit	$—	$(6,369)
Principal payments on long-term debt	(52,017)	(2,017)
Principal payments under finance lease obligations	(141)	(19)
Cash Used In Financing Activities	$(52,158)	$(8,405)
Effect of exchange rate changes on cash	$233	$(58)
Net Increase (Decrease) in Cash	$(8,734)	$13,434
Cash, Beginning of Period	$78,373	$13,192
Cash, End of Period	$69,639	$26,626
Supplemental Cash Flows Information
Interest paid	$14,513	$6,096
Income taxes paid	$185	$370
Cash paid for operating leases	$1,987	$1,900
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease obligations	$33	$42,202
Right-of-use assets obtained in exchange for finance lease obligations	$1,113	$633
RSU Shares withheld related to employee taxes	$183	$—

Janus International Group, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three Months Ended
	April 1, 2023	April 2, 2022	Variance
			$	%
Net Income	$25,982	$19,704	$6,278	31.9%
Interest Expense	15,998	8,775	7,223	82.3%
Income Taxes	9,017	6,607	2,410	36.5%
Depreciation	2,180	1,857	323	17.4%
Amortization	7,416	7,225	191	2.6%
EBITDA	$60,593	$44,168	$16,425	37.2%
COVID-19 related expenses(1)	—	109	(109)	(100.0)%
Restructuring Charges(2)	590	103	487	472.8%
Acquisition expense(3)	—	287	(287)	(100.0)%
Adjusted EBITDA	$61,183	$44,667	$16,516	37.0%

(1)Adjustment consists of signage, cleaning and supplies to maintain work environments necessary to adhere to CDC guidelines during the COVID-19 pandemic. See “Impact of COVID-19” section.
(2)Adjustments consist of the following: 1) facility relocations, 2) severance and hiring costs associated with our strategic transformation, including executive leadership team changes, strategic business assessment and transformation projects.
(3)Expenses related to the transition services agreement for the DBCI acquisition which closed August 18, 2021

Janus International Group, Inc.
Reconciliation of Net Income to Non-GAAP Adjusted Net Income
(In thousands)

	Three Months Ended
	April 1, 2023	April 2, 2022
Net Income (Loss)	$25,982	$19,704
Net Income Adjustments(1)	590	499
Tax Effect Non-GAAP on Net Income Adjustments(2)	(152)	(125)
Non-GAAP Adjusted Net Income	$26,420	$20,078

(1)Refer to SEC public filings for detailed breakout. This amount reconciles to the EBITDA Adjustments/Non-GAAP Adjustments in the Reconcilation of Net Income to Adjusted EBITDA table above
(2)Tax effected for the net income adjustments. Used effective tax rates 25.8% and 25.1% for the three months ended April 1, 2023 and April 2, 2022

Janus International Group, Inc.
Non-GAAP Adjusted EPS*
(In thousands)

	Three Months Ended
	April 1, 2023	April 2, 2022
Numerator:
GAAP Net Income	$25,982	$19,704
Non-GAAP Adjusted Net Income	$26,420	$20,078
Denominator:
Weighted average number of shares:
Basic	146,703,894	146,561,717
Adjustment for Restricted Stock Units	48,007	271,172
Diluted	146,751,901	146,832,889

GAAP Basic EPS	$0.18	$0.13
GAAP Diluted EPS	$0.18	$0.13
Non-GAAP Adjusted Basic EPS	$0.18	$0.14
Non-GAAP Adjusted Diluted EPS	$0.18	$0.14
*Janus uses measures of performance that are not required by or presented in accordance with GAAP in the United States. Non-GAAP financial performance measures are used to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis.
Janus International Group, Inc.
Non-GAAP Free Cash Flow Conversion*
(In thousands)

	Three Months Ended
	April 1, 2023	April 2, 2022
Cash flow from operating activities	$50,246	$24,777
Less capital expenditure	(6,070)	(2,880)
Free cash flow	$44,176	$21,897

Non-GAAP Adjusted Net Income	$26,420	$20,078

Free cash flow conversion of Non-GAAP Adjusted Net Income	167%	109%

	Trailing Twelve-Months Ended
	April 1, 2023	April 2, 2022
Cash flow from operating activities	$113,938	$74,044
Less capital expenditure	(11,997)	(20,382)
Free cash flow	$101,941	$53,662

Non-GAAP Adjusted Net Income	$116,299	$77,522

Free cash flow conversion of Non-GAAP Adjusted Net Income	88%	69%
*Janus uses measures of performance that are not required by or presented in accordance with GAAP in the United States. Non-GAAP financial performance measures are used to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis.

Investor Contacts, Janus

John Rohlwing
Vice President, Investor Relations & FP&A, Janus International
770-562-6399
IR@janusintl.com

Media Contacts, Janus

Suzanne Reitz
Vice President of Marketing, Janus International
770-746-9576
Marketing@Janusintl.com

Source: Janus International Group, Inc